UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2012

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan	32-0058047
(State of Incorporation)	(IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377
(Address of principal executive offices) (zip code)

(248) 946-3000

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

Beginning December 19, 2012 through December 21, 2012, ITC Holdings Corp. (the “Company”) entered into new employment agreements (the “Employment Agreements”) with certain named executive officers (“NEOs”), as defined in the Company’s most recent proxy statement, effective as of December 21, 2012. Such NEOs include, Joseph L. Welch, President and Chief Executive Officer, Linda H. Blair, Executive Vice President and Chief Business Officer, Jon E. Jipping, Executive Vice President and Chief Operating Officer, and Daniel J. Oginsky, Senior Vice President and General Counsel. The Employment Agreements supersede the previous employment agreements entered into between the Company and the NEOs. The initial term will expire December 21, 2014 but will automatically be extended each year for a one-year term commencing on December 21, 2014, unless either party provides written notice of its intent to terminate the Employment Agreement at least 30 days prior to the automatic renewal date.

The NEOs will receive an annual base salary equal to their current salary of $946,400 in the case of Mr. Welch, $524,000 in the case of Ms. Blair, $464,000 in the case of Mr. Jipping and $325,000 in the case of Mr. Oginsky, reviewed annually by the Company’s Board of Directors (the “Board) and subject to increase at the Board’s sole discretion. The Employment Agreements provide that the NEOs are eligible for an annual cash bonus payable upon achievement of performance targets established by the Board pursuant to the terms of the Company’s incentive compensation plan. The NEOs are also entitled to participate in equity plans, employee benefit and retirement plans, including but not limited to, welfare plans, retiree welfare benefit plans and defined benefit and defined contribution plans.

In addition, the NEOs’ Employment Agreements provide for payments by the Company of certain benefits upon termination of employment.  The rights available at termination depend on the situation and circumstances surrounding the terminating event.  The terms “Cause” and “Good Reason” are used in the Employment Agreements of each NEO.  The terms are defined as follows:

•      Cause means: a NEO’s continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the NEO of such failure; dishonesty in the performance of the NEO’s duties; a NEO’s conviction of, or plea of nolo contender to a crime constituting a felony or misdemeanor involving moral turpitude; willful malfeasance or willful misconduct in connection with a NEO’s duties; or any act or omission which is injurious to the financial condition or business reputation of the Company.

•      Good reason means: a greater than 10% reduction in the total value of the NEO’s base salary, target bonus, and employee benefits; or if the NEO’s responsibilities and authority are substantially diminished.

If a NEO’s employment is terminated with cause by the Company or by the NEO without good reason (as such terms are defined in the Employment Agreements), the NEO will generally only receive their accrued but unpaid compensation and benefits as of their date of employment termination. If the NEO terminates due to death or disability (as defined in the Employment Agreement), the NEO (or the NEO’s spouse or estate) would also receive a pro rata portion of their current year annual target bonus.

If a NEO’s employment is terminated without cause by the Company or by the NEO for good reason (as such terms are defined in the Employment Agreements), the NEO will receive the following, subject to the NEO’s execution of a release agreement and commencing generally on the earliest date that is permitted under Section 409A of the Internal Revenue Code relating to taxation of deferred compensation:

•      any accrued but unpaid compensation and benefits;

•      continued payment of the NEO’s then-current base salary for two years;

•      payment to Mr. Welch in any case, and for the other NEOs if the termination is within six months before or two years after a “Change of Control” (as defined in the Employment Agreements), of an amount equal to two times the average of the annual bonuses that were payable to the NEO for the three fiscal years immediately preceding the fiscal year in which his or her employment terminates, payable in equal installments over the period in which continued base salary payments are made;

•      a pro rata portion of the annual bonus for the year of termination, based upon the Company’s actual achievement of the performance targets for such year as determined under the annual bonus plan and paid at the time that such bonus would normally be paid;

•      eligibility to continue coverage under the Company’s active medical, dental and vision plans, subject to applicable COBRA rules. If such coverage is elected, the Company will reimburse the NEO for the shorter of 18 months or until the NEO becomes eligible for coverage under another employer-sponsored group plan, in an amount equal to the Company’s periodic cost of such coverage for other executives, plus a tax gross-up amount;

•      outplacement services for up to two years; and

•      for Mr. Welch and Ms. Blair only, deemed satisfaction of the eligibility requirements of the Company’s retiree welfare benefit plan for purposes of participation therein; and for Messrs. Jipping and Oginsky, participation in the Company’s retiree welfare benefit plan only if, by the end of their specified severance period, they have achieved the necessary age and service credit otherwise necessary to meet the eligibility requirements.  In addition, if the Company terminates its retiree welfare benefit plan and, by application of the provisions described in the prior sentence, the NEO would otherwise be entitled to retiree welfare benefits, the Company will establish other coverage for the NEO or the NEO will receive a cash payment equal to the Company’s cost of providing such benefits, in order to assist the NEO in obtaining other retiree welfare benefits.

In addition, while employed by the Company and for a period of two years after any termination of employment without cause by the Company (other than due to their disability) or for good reason by the NEO, and for a period of one year following any other termination of their employment, the NEOs will be subject to certain covenants not to compete with or assist other entities in competing with the Company’s business and not to encourage the Company’s employees to terminate their employment with the Company. At all times while employed and thereafter, the NEOs will also be subject to a covenant not to disclose confidential information.

In the event the NEO becomes subject to excise taxes under Section 4999 of the Internal Revenue Code as a result of payments and benefits received under the Employment Agreement or any other plan, arrangement or agreement with the Company (the “Company Payments”), the Company will pay (a) the NEO (other than Mr. Welch) only that portion of the Company Payments which are in total equal to one dollar less than the amount that would subject the NEO to the excise tax, and (b) in the case of Mr. Welch, the greater of the following which would give Mr. Welch the highest net after-tax amount (after payment by Mr. Welch of the excise tax and any other applicable taxes): (i) the Company Payments and (ii) only that portion of the Company Payments which are in total equal to one dollar less than the amount that would subject Mr. Welch to the excise tax.

The terms of the Employment Agreements are substantially similar to the terms of the previous employment agreements with the NEOs, however, modifications were made to particular provisions of the Employment Agreements, including the following: (a) a work relocation no longer qualifies as a good reason for resignation, and the two remaining good reason criteria are now stated in the alternative, (b) the Company’s obligations to pay a portion of the cost of welfare plan benefits upon a termination by the Company for cause or by a NEO for good reason were limited to medical, dental and vision coverage, the available coverage period was reduced, and a tax gross-up was added, (c) for Ms. Blair and Messrs. Jipping and Oginsky, the Employment Agreements now provide for additional severance payments in connection with a change of control, (d) the contingency requiring execution of a release by the NEO was clarified to comply with Section 409A of the Internal Revenue Code, and (e) the Company’s payment obligations in the event a NEO becomes subject to certain excise taxes were clarified, and a tax gross-up for Mr. Welch was deleted.

The foregoing summary of the Employment Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreements.  A copy of each of the Employment Agreements is attached as an exhibit hereto and incorporated by reference herein.

Retention Compensation Agreement

As previously reported on a Current Report on Form 8-K filed on August 21, 2012, the Compensation Committee of the Board approved a retention compensation arrangement for Mr. Welch, in the aggregate amount of $3,000,000, to be paid in two equal cash payments of $1,500,000 on each of June 30, 2014 and June 30, 2016, based upon Mr. Welch’s continued employment and satisfactory performance as the Company’s Chief Executive Officer as of such dates. On December 21, 2012, the Company entered into a Retention Compensation Agreement (the “Retention Agreement”) with Mr. Welch to memorialize the previously approved retention compensation arrangement. The payments under the Retention Agreement will not be included in the calculation of benefits payable to Mr. Welch pursuant to the Company’s Management Supplemental Benefit Plan. The terms of the Retention Agreement are otherwise as previously disclosed. A copy of the Retention Agreement is attached as an exhibit hereto and is incorporated by reference herein.

Item 9.01       Financial Statements and Exhibits

(d) Exhibits

10.108	Employment Agreement between ITC Holdings Corp. and Joseph L. Welch, effective as of December 21, 2012

10.109	Employment Agreement between ITC Holdings Corp. and Linda H. Blair, effective as of December 21, 2012

10.110	Employment Agreement between ITC Holdings Corp. and Jon E. Jipping, effective as of December 21, 2012

10.111	Employment Agreement between ITC Holdings Corp. and Daniel J. Oginsky, effective as of December 21, 2012

10.112	Retention Compensation Agreement between ITC Holdings Corp. and Joseph L. Welch, dated as of December 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 26, 2012

ITC HOLDINGS CORP.

By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
Its:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.108	Employment Agreement between ITC Holdings Corp. and Joseph L. Welch, effective as of December 21, 2012

10.109	Employment Agreement between ITC Holdings Corp. and Linda H. Blair, effective as of December 21, 2012

10.110	Employment Agreement between ITC Holdings Corp. and Jon E. Jipping, effective as of December 21, 2012

10.111	Employment Agreement between ITC Holdings Corp. and Daniel J. Oginsky, effective as of December 21, 2012

10.112	Retention Compensation Agreement between ITC Holdings Corp. and Joseph L. Welch, dated as of December 21, 2012